Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151671
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee(1)
6.20% Notes due 2013	$1,500,000,000	$58,950
6.75% Notes due 2018	$2,000,000,000	$78,600
7.30% Debentures due 2038	$1,500,000,000	$58,950

(1)	The filing fee of $196,500 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Time Warner Cable Inc.’s Registration Statement No. 333-151671 on Form S-3 ASR.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-151671

PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 16, 2008)

$5,000,000,000

$1,500,000,000  6.20% Notes due 2013
$2,000,000,000  6.75% Notes due 2018
$1,500,000,000  7.30% Debentures due 2038

The notes and the debentures will be issued by Time Warner Cable Inc. The notes and the debentures will be guaranteed by our subsidiaries, Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc. (together, the “Guarantors”). We use the term “debt securities” to refer to all three series of notes and debentures and the term “securities” to refer to the debt securities and related guarantees. The debt securities and related guarantees will be unsecured and will rank equally with all of our and the Guarantors’ respective unsecured and unsubordinated obligations from time to time outstanding.

The 6.20% Notes due 2013 will mature on July 1, 2013, the 6.75% Notes due 2018 will mature on July 1, 2018 and the 7.30% Debentures due 2038 will mature on July 1, 2038. Interest on the 6.20% Notes due 2013, the 6.75% Notes due 2018 and the 7.30% Debentures due 2038 will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2009.

We may redeem any of the 6.20% Notes due 2013, the 6.75% Notes due 2018 or the 7.30% Debentures due 2038, as a whole at any time or in part from time to time, at our option. We describe the redemption prices under the heading “Description of the Notes and the Debentures—Optional Redemption” on page S-21.

Investing in the securities involves risks. See “Risk Factors” beginning on page S-7 of this Prospectus Supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2007.

The securities will not be listed on any securities exchange. Currently, there is no public market for the securities.

	Per Note		Per Note		Per Debenture
	due 2013	Total	due 2018	Total	due 2038	Total

Public Offering Price	99.788%	$1,496,820,000	99.917%	$1,998,340,000	99.706%	$1,495,590,000
Underwriting Discount	0.350%	$5,250,000	0.450%	$9,000,000	0.875%	$13,125,000
Proceeds to Time Warner Cable	99.438%	$1,491,570,000	99.467%	$1,989,340,000	98.831%	$1,482,465,000

Interest on the securities will accrue from June 19, 2008.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the securities in book-entry form will be made only through The Depository Trust Company, Clearstream Banking S.A. Luxembourg and the Euroclear System on or about June 19, 2008, against payment in immediately available funds.

Book-Running Managers

Banc of America Securities LLC	BNP PARIBAS	Morgan Stanley

RBS Greenwich Capital          Wachovia Securities

Barclays Capital	Citi	Daiwa Securities America Inc.
Deutsche Bank Securities	Fortis Securities LLC	Goldman, Sachs & Co.
Lehman Brothers	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.
UBS Investment Bank

Co-Managers
Blaylock Robert Van, LLC	Cabrera Capital Markets, LLC	The Williams Capital Group, L.P.

The date of this Prospectus Supplement is June 16, 2008.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that we are currently offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the securities that we are currently offering. Generally, the term “prospectus” refers to both parts combined.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. No person is authorized to provide you with different information or to offer the securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the date of the report incorporated by reference, as the case may be.

References to “Time Warner Cable,” “TWC,” “our company,” “we,” “us” and “our” in this prospectus supplement and in the accompanying prospectus are references to Time Warner Cable Inc. Time Warner Entertainment Company, L.P. is referred to herein as “TWE.” TW NY Cable Holding Inc. is referred to herein as “TW NY,” and together with TWE, the “Guarantors.” Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

The securities are being offered only for sale in jurisdictions where it is lawful to make such offers. Offers and sales of the securities in the European Union, the United Kingdom, Hong Kong, Japan and Singapore, are subject to restrictions, the details of which are set out in the section entitled “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the securities in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-31 of this prospectus supplement.

S-ii

SUMMARY

The Company

We are the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas—New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. We principally offer three services—video, high-speed data and voice—over our broadband cable systems. We market our services separately and in “bundled” packages of multiple services and features. Historically, we have focused primarily on residential customers, while also selling video, high-speed data and commercial networking and transport services to commercial customers. Recently, we have begun selling voice services to small- and medium-sized businesses as part of an increased emphasis on our commercial business. In addition, we earn revenues by selling advertising time to national, regional and local businesses.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission (“SEC”) incorporated by reference in the accompanying prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in the accompanying prospectus, see “Where You Can Find More Information” in the accompanying prospectus.

Recent Developments

Separation from Time Warner

On May 20, 2008, we and our subsidiaries, TWE and TW NY, entered into a Separation Agreement (the “Separation Agreement”) with Time Warner Inc. (“Time Warner”) and its subsidiaries, Warner Communications Inc. (“WCI”), Historic TW Inc. (“Historic TW”) and American Television and Communications Corporation (“ATC”), the terms of which will govern our separation from Time Warner.

Our separation from Time Warner will take place through a series of related transactions, the occurrence of each of which is a condition to the next. First, Time Warner will complete certain internal restructuring transactions. Next, following the satisfaction or waiver of certain conditions, including those described below, Historic TW will transfer (the “TW NY Exchange”) its 12.43% non-voting common stock interest in TW NY to us in exchange for 80 million newly issued shares of our Class A common stock. Following the TW NY Exchange, Time Warner will complete certain additional restructuring steps that will make Time Warner the direct owner of all shares of our Class A common stock and Class B common stock previously held by WCI, as well as the shares issued to Historic TW in the TW NY Exchange (all of Time Warner’s restructuring transaction steps being referred to collectively as the “TW Internal Restructuring”). Upon completion of the TW Internal Restructuring, our board of directors or a committee thereof will declare a special cash dividend to holders of our outstanding Class A common stock and Class B common stock, including Time Warner, in an amount equal to $10.27 per share (aggregating $10.855 billion) (the “Special Dividend”). The Special Dividend will be paid prior to the completion of the separation from Time Warner. Following the payment of the Special Dividend, we will file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation (the “Amended Charter”), pursuant to which, among other things, each outstanding share of our Class A common stock (including any shares of Class A common stock issued in the TW NY Exchange) and Class B common stock will automatically be converted into one share of our common stock, par value $.01 per share (the “TWC Common Stock”) (the “Recapitalization”). Once the TW NY Exchange, the TW Internal Restructuring, the payment of the Special Dividend and the Recapitalization have been completed, our separation from Time Warner (the “Separation”) will proceed in the form of either a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of Time Warner’s common stock or through the consummation by Time Warner of an exchange offer of shares of TWC Common Stock for shares of Time Warner’s common stock. If the Separation is effected as an exchange offer, after consummation of the exchange offer, Time Warner will distribute to its stockholders, as a pro rata dividend, any TWC Common Stock that it continues to hold. We refer to the Separation, the TW NY Exchange, the TW Internal Restructuring, the Special Dividend and the Recapitalization collectively as the “Transactions.”

Time Warner has the sole discretion, after consultation with us, to determine whether the Separation will be effected as a pro rata dividend or through an exchange offer with its stockholders, which decision has not yet been made.

The Separation Agreement contains customary closing conditions including conditions related to (i) customary regulatory reviews and local franchise approvals, (ii) the receipt by Time Warner of a private letter ruling from the Internal Revenue Service indicating that each of the Transactions will generally qualify as tax-free for Time Warner and Time Warner’s stockholders and (iii) the entry into the credit facilities contemplated by the commitment letters (discussed below under “—Financing Commitments”) with funds being available thereunder. We cannot assure you that the Separation will occur.

Financing Commitments

To finance, in part, the Special Dividend, we and certain financial institutions have executed commitment papers with related term sheets for a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $9.0 billion (a portion of which may be extended at our option by an additional year) (the “Bridge Facility”). Amounts outstanding under the Bridge Facility will bear interest, at our option, at a rate equal to LIBOR or an alternate base rate plus, in each case, an applicable margin based on our credit rating, which, at the time of the Separation, is expected to be 1% and 0%, respectively. In addition, the interest rate under the Bridge Facility will increase every six months until all amounts outstanding under the Bridge Facility are repaid. The financial institutions’ commitments under the Bridge Facility will expire upon the earliest of (i) May 19, 2009, (ii) the date on which the Separation Agreement is terminated in accordance with its terms and (iii) the completion of the Transactions.

We may prepay amounts outstanding under the Bridge Facility at any time without penalty or premium, subject to minimum amounts. Subject to certain limited exceptions, we are required to use the net cash proceeds from any incurrence of debt (other than an incurrence under our existing revolving credit facility and commercial paper program), issuances of equity securities and asset sales to prepay amounts outstanding under the Bridge Facility. In addition, subject to certain limited exceptions, to the extent we incur debt (including the incurrence of debt in this offering), issue equity securities or complete asset sales prior to drawing on the Bridge Facility, the commitments of the lenders under the Bridge Facility or the commitment papers, as applicable, will be reduced by an amount equal to the net cash proceeds from any such incurrence, issuance or sale. As a result, the commitments of the lenders under the Bridge Facility will be reduced by an amount equal to the net cash proceeds received by us from this offering, or approximately $4.96 billion.

The Bridge Facility will contain conditions, covenants, representations and warranties and events of default substantially identical to those contained in our existing five-year term loan facility maturing on February 21, 2011. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity” in our Annual Report on Form 10-K for the year ended December 31, 2007.

We have also received a commitment from Time Warner pursuant to which Time Warner will lend us up to $3.5 billion under a two-year senior unsecured supplemental term loan facility (the “Supplemental Facility”) to repay amounts outstanding under the Bridge Facility upon the final maturity of the Bridge Facility. The commitments under the Supplemental Facility will be reduced by (i) 50% of the amount in excess of $3.0 billion by which the commitments under the Bridge Facility are reduced by the net cash proceeds of issuances of debt or equity or certain asset sales by us between the signing of the Separation Agreement and our borrowing under the Bridge Facility and (ii) the amount by which borrowing availability under our $6.0 billion revolving credit facility exceeds $2.0 billion on the date of borrowing under the Supplemental Facility. As a result of this offering, the commitment of Time Warner under the Supplemental Facility will be reduced by approximately $980 million.

WiMAX Joint Venture

In May 2008, we, Intel Corporation, Google Inc., Comcast Corporation (together with its subsidiaries, “Comcast”) and Bright House Networks LLC entered into agreements to collectively invest $3.2 billion in a wireless communications joint venture (the “WiMAX Joint Venture”), which will be formed by Sprint Nextel Corporation (“Sprint”) and Clearwire Corporation (“Clearwire”). Once formed, the WiMAX Joint Venture will be focused on deploying the first nationwide WiMAX network to provide mobile broadband services to residential, commercial and public sector customers. In addition, we have entered into a 3G wholesale agreement with Sprint that allows us to provide Sprint’s wireless voice and data services, and upon closing, expect to enter into a 4G wholesale agreement with the WiMAX Joint Venture to provide mobile WiMAX services. We expect to contribute approximately $550 million at closing related to our investment in the WiMAX Joint Venture, which we expect to fund with borrowings under our existing credit facilities. Our investment in the WiMAX Joint Venture will be accounted for under the equity method of accounting. The closing of the WiMAX Joint Venture, which is expected to occur during the first half of 2009, is subject to customary regulatory review and approvals. There can be no assurance that the formation of the WiMAX Joint Venture will be completed, or, if completed, that the WiMAX Joint Venture will successfully deploy a nationwide mobile broadband network.

Corporate Information and Corporate Structure

The following is a brief description of Time Warner Cable, TWE and TW NY:

Time Warner Cable Inc.

Time Warner Cable is the issuer of the debt securities that are the subject of this offering. Time Warner Cable is a holding company that derives its operating income and cash flow from its investments in its subsidiaries, which include the Guarantors. Its principal executive office, and that of the Guarantors, is located at One Time Warner Center, North Tower, New York, NY 10019-8014, Telephone (212) 364-8200.

Time Warner Entertainment Company, L.P.

TWE is an indirect subsidiary of ours. TWE was formed as a Delaware limited partnership in 1992.

TW NY Cable Holding Inc.

TW NY is an indirect subsidiary of ours. We indirectly hold 100% of the voting common stock and 87.57% of the non-voting common stock of TW NY. Our parent, Time Warner, indirectly holds the remaining 12.43% of TW NY’s outstanding non-voting common stock. TW NY is a holding company with no independent assets of its own. As discussed above, in connection with the Separation, we have agreed to exchange 80 million newly issued shares of our Class A common stock for Time Warner’s indirect 12.43% interest in TW NY’s outstanding non-voting common stock. TW NY was incorporated as a Delaware corporation in 2004.

The following charts show our corporate structure and our direct or indirect ownership interest in our principal subsidiaries (i) on an actual basis as of March 31, 2008 and (ii) after giving pro forma effect to the Transactions, including the Separation and the TW NY Exchange, this offering and the use of proceeds from this offering. The charts are included in order to show the size of our credit facilities (including the Bridge Facility), the principal amount of our outstanding debt securities and the principal amount of TWE’s debt securities as of March 31, 2008, on an actual basis and on a pro forma basis after giving effect to the Transactions, this offering and the use of proceeds from this offering. See “Use of Proceeds.” Certain of our intermediate entities and certain preferred interests held by us or our subsidiaries are not reflected.

The subscriber numbers and revenue generating units (“RGUs”) within each entity indicate the approximate number of basic video subscribers and RGUs attributable to cable systems owned by such entity as of March 31, 2008. Basic video subscriber numbers reflect billable subscribers who receive at least our basic video service. RGUs reflect the total of all our basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service customers. Therefore, a subscriber who purchases basic video, digital video, high-speed data and Digital Phone services will count as four RGUs.

Structure prior to the Separation and issuance of the securities in this offering

(1)	The principal amount of TWE’s debt securities excludes an unamortized fair value adjustment of $124 million.
(2)	TWC is also the obligor under an intercompany loan from TWE with an aggregate principal amount of $3.8 billion.
(3)	Time Warner NY Cable LLC is also the obligor under an intercompany loan from TWC with an aggregate principal amount of $8.7 billion.
(4)	The subscribers, RGUs and economic ownership interests listed in the chart for the Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) relate only to those TWE-A/N systems in which we have an economic interest and over which we exercise day-to-day supervision.

Expected structure after the Separation and issuance of the securities in this offering

(1)	The principal amount of TWE’s debt securities excludes an unamortized fair value adjustment of $124 million.
(2)	TWC is also the obligor under an intercompany loan from TWE with an aggregate principal amount of $3.8 billion.
(3)	Time Warner NY Cable LLC is also the obligor under an intercompany loan from TWC with an aggregate principal amount of $8.7 billion.
(4)	The subscribers, RGUs and economic ownership interests listed in the chart for the TWE-A/N relate only to those TWE-A/N systems in which we have an economic interest and over which we exercise day-to-day supervision.

The Offering

The summary below describes the principal terms of the debt securities offering and is not intended to be complete. You should carefully read the “Description of the Notes and the Debentures” section of this prospectus supplement and “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for a more detailed description of the securities offered hereby.

Issuer	Time Warner Cable Inc.

Securities Offered	$1,500,000,000 aggregate principal amount of 6.20% Notes due 2013

$2,000,000,000 aggregate principal amount of 6.75% Notes due 2018

$1,500,000,000 aggregate principal amount of 7.30% Debentures due 2038

Maturity Dates	6.20% Notes due 2013: July 1, 2013

6.75% Notes due 2018: July 1, 2018

7.30% Debentures due 2038: July 1, 2038

Interest Payment Dates	Interest on the 6.20% Notes due 2013, 6.75% Notes due 2018 and 7.30% Debentures due 2038 will be payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2009.

Guarantors	TWE and TW NY.

Guarantees	The securities will be fully, irrevocably and unconditionally guaranteed by TWE and TW NY.

Ranking	The securities will be our unsecured senior obligations and will rank equally with our other unsecured and unsubordinated obligations from time to time outstanding.

The guarantees will be unsecured senior obligations of each of TWE and TW NY, as applicable, and will rank equally with other unsecured and unsubordinated obligations from time to time outstanding of TWE and TW NY, respectively.

Please read “Description of the Notes and the Debentures—Ranking” in this prospectus supplement and “Description of the Debt Securities and the Guarantees—Ranking and Subordination” in the accompanying prospectus. Please also see “Description of the Debt Securities and the Guarantees—Guarantees” in the accompanying prospectus for a discussion of the structural subordination of the securities with respect to the assets of certain of our subsidiaries.

Optional Redemption	We may redeem any of the 6.20% Notes due 2013, the 6.75% Notes due 2018 or the 7.30% Debentures due 2038, as a whole at any time or in part from time to time, at our option, at the redemption prices described in this prospectus supplement. See “Description of the Notes and the Debentures—Optional Redemption.”

Use of Proceeds	We intend to use the proceeds from this offering to fund, in part, the Special Dividend discussed above under “—Recent Developments.” See “Use of Proceeds” for further details.

No Listing	We do not intend to apply for the listing of the securities on any securities exchange.

Trustee	The Bank of New York

Paying and Transfer Agent	The Bank of New York

RISK FACTORS

Investing in the debt securities involves risks.  You should carefully consider the specific risk factors set forth below related to this offering and the Separation. Risks pertaining to our business are incorporated by reference to the section entitled “Item 1A.—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007. See “Where You Can Find More Information” in the accompanying prospectus. Some factors in this section and the Risk Factors section of our Annual Report on Form 10-K are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Statements Regarding Forward-Looking Information” in the accompanying prospectus.

As part of the Separation, we will incur additional debt, which may limit our flexibility or prevent us from taking advantage of business opportunities.

In connection with the Separation, we expect to incur up to $10.855 billion of additional indebtedness to fund the Special Dividend, through a combination of borrowings under the Bridge Facility, our existing bank credit facilities and/or the issuance of debt in the capital markets, including the debt securities being offered by this prospectus, and through the use of cash on hand. The increased indebtedness and the terms of these financing arrangements and any future indebtedness will impose various restrictions and covenants on us that could limit our ability to respond to market conditions, provide for capital investment needs or take advantage of business opportunities. In addition, as a result of our increased borrowings, our interest expense will be higher than it has been in the past, which will affect our profitability and cash flows. If we incur indebtedness under the Bridge Facility, we may be required to refinance such indebtedness upon or prior to the maturity of the Bridge Facility. We cannot assure you that we will be able to do so on favorable terms or at all.

The execution of the Separation Agreement is an event that requires goodwill and other identified intangibles to be tested for impairment during the second quarter of 2008. This testing could result in significant asset impairments, which would be recorded as noncash operating losses.

As a result of entering into the Separation Agreement, we are required under Financial Accounting Standards Board (“FASB”) Statement No. 142, Goodwill and Other Intangible Assets (“FAS 142”) to test our goodwill and cable franchise rights on a “reporting unit” (i.e., regional) basis for impairment prior to our annual impairment testing date, which typically occurs during the fourth quarter. This interim test has not yet been completed at the time of this offering.

If we find that the carrying value of goodwill or certain cable franchise rights exceeds their fair value, we would reduce the carrying value of the goodwill or cable franchise rights to the fair value, and we would recognize an impairment loss during the second quarter. Any such impairment losses would be recorded as noncash operating losses. Our 2007 annual impairment analysis, which was performed during the fourth quarter of 2007, did not result in an impairment charge. However, with respect to the goodwill impairment test, the fair value of one of our regions approximated its carrying value as of December 31, 2007. In addition, the fair values of the cable franchise rights in most of our regions approximated their carrying values as of December 31, 2007. As a result, any additional declines in value in one or more of such regions since the end of 2007 would likely result in noncash goodwill and/or cable franchise impairment charges. To illustrate the magnitude of a potential impairment charge related to changes in estimated fair value, had the fair values of each of the regions and cable franchise rights been lower by 10% as of December 31, 2007, we would have recorded goodwill and cable franchise rights impairment charges of approximately $1.5 billion, and had each of the values been lower by 20%, we would have recorded goodwill and cable franchise rights impairment charges of approximately $5.0 billion.

On a company-wide basis, we believe our financial operating performance during 2008 will be generally consistent with our expectations at the time we performed our 2007 impairment analysis; however, some of our reporting units (i.e., regions) are performing at or above anticipated levels and some are performing below anticipated levels. It is, therefore, possible that significant impairment charges may be incurred specific to our underperforming reporting units or regions, even though the values of our company-wide goodwill and cable franchise rights are at or above their respective carrying values. Our interim testing is currently ongoing and we expect to complete our analysis by July 2008. See the “Critical Accounting Policies” and “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2007.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $4.96 billion, after deducting estimated underwriting discounts and our estimated offering expenses.

In connection with the Separation, we will declare the Special Dividend in an aggregate amount of $10.855 billion, payable to holders of record of our Class A common stock and Class B common stock prior to the completion of the Separation. We intend to use all of the net proceeds to fund the Special Dividend; however, the Special Dividend will exceed the net proceeds from this offering by approximately $5.89 billion. In addition to the proceeds from this offering, we intend to fund the Special Dividend and expenses related to the Transactions with borrowings under the Bridge Facility, financing in the public debt market and/or borrowings under our existing revolving credit facility and through the use of cash on hand.

We cannot assure you that the Separation will occur. To the extent that the Separation is not consummated and, as a result, the Special Dividend is not declared by our Board of Directors, we will use the proceeds from this offering for general corporate purposes, including repayment of indebtedness.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of March 31, 2008 on an actual basis and on a pro forma basis after giving effect to the Transactions, this offering of debt securities and the application of the net proceeds from the issuance of such debt securities. See “Use of Proceeds.”

You should read this information in conjunction with “Use of Proceeds” and “Unaudited Pro Forma Consolidated Financial Information” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2008, each of which is incorporated by reference into the accompanying prospectus.

	March 31, 2008

	Actual	Pro Forma
	(in millions)

Cash and equivalents	$226	$226

Debt:
Bank credit agreements and commercial paper program(1)	$4,908	$6,925
TWC notes and debentures:
$1.5 billion 5.40% senior notes due 2012	1,498	1,498
$2.0 billion 5.85% senior notes due 2017	1,996	1,996
$1.5 billion 6.55% senior debentures due 2037	1,490	1,490
Notes and debentures offered hereby(2)	—	4,991
Other borrowings to finance the Special Dividend(2)	—	4,009
TWE notes and debentures:(3)
$600 million 7.250% senior debentures due 2008	601	601
$250 million 10.150% senior notes due 2012	266	266
$350 million 8.875% senior notes due 2012	365	365
$1.0 billion 8.375% senior debentures due 2023	1,040	1,040
$1.0 billion 8.375% senior debentures due 2033	1,052	1,052
Capital leases and other	10	10

Total debt	13,226	24,243

Mandatorily redeemable preferred membership units issued by a subsidiary(4)	300	300
Minority interests	1,751	5
Shareholders’ equity:
Class A common stock, par value $0.01 per share; 20 billion shares authorized, 902 million shares issued and outstanding, actual	9	—
Class B common stock, par value $0.01 per share; 5 billion shares authorized, 75 million shares issued and outstanding, actual	1	—
Common Stock, par value $0.01 per share; 25 billion shares authorized, pro forma	—	11
Paid-in-capital	19,456	15,910
Accumulated other comprehensive loss, net	(171)	(171)
Retained earnings	5,702	—

Total shareholders’ equity	24,997	15,750

Total capitalization	$40,274	$40,298

(1)	This represents amounts borrowed under our credit facilities. For more information about the facilities and our outstanding debt, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity” in our Annual

Report on Form 10-K for the year ended December 31, 2007. Our unused committed available funds as of March 31, 2008 were $4.226 billion (actual) and $2.209 billion (pro forma), reflecting $226 million of cash and equivalents (actual and pro forma) and $4.000 billion (actual) and $1.983 billion (pro forma) of available borrowing capacity under our revolving credit facility.

(2)	In connection with the Separation, we received commitments for the Bridge Facility in an aggregate amount of up to $9.0 billion, the borrowings under which will be used to finance, in part, the Special Dividend. Subject to certain limited exceptions, the commitments of the lenders under the Bridge Facility will be reduced by an amount equal to the net cash proceeds received by us from incurrences of debt (including the incurrence of debt in this offering), issuances of equity securities and asset sales prior to any borrowings by us under the Bridge Facility. Time Warner has also agreed to lend us up to $3.5 billion under the Supplemental Facility to repay amounts outstanding under the Bridge Facility upon the final maturity of the Bridge Facility. See “Summary—Recent Developments—Financing Commitments” above.

(3)	The recorded value of each series of TWE’s debt securities exceeds that series’ face value because it includes an unamortized fair value adjustment recorded in connection with the 2001 merger of AOL LLC (formerly America Online, Inc.) and Historic TW (formerly Time Warner Inc.), which is being amortized as a reduction of the weighted average interest expense over the term of the indebtedness. The aggregate amount of fair value adjustments for all classes of debt securities was $124 million as of March 31, 2008. For more information regarding our outstanding debt, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2008.

(4)	The mandatorily redeemable preferred membership units issued by a subsidiary represent mandatorily redeemable non-voting Series A Preferred Equity Membership Units (the “TW NY Cable Series A Preferred Membership Units”) issued by Time Warner NY Cable LLC, which pay quarterly cash distributions at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon. The TW NY Cable Series A Preferred Membership Units mature and are redeemable on August 1, 2013.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The accompanying unaudited pro forma consolidated balance sheet as of March 31, 2008 is presented as if the Transactions had occurred on March 31, 2008. The accompanying unaudited pro forma consolidated statements of operations for the year ended December 31, 2007 and for the three months ended March 31, 2008 are presented as if the Transactions had occurred on January 1, 2007. The unaudited pro forma financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what our future financial condition or operating results will be after giving effect to the Transactions.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations are presented on the following basis:

•	The pro forma financial results assume that we do not borrow under the Bridge Facility or the Supplemental Facility. In the aggregate, these facilities provide that we pay an upfront fee, as well as ongoing fees of 0.2% per annum on the unused portion of the Bridge Facility. In the event that we do not borrow under the Bridge Facility or the Supplemental Facility, any financing costs associated with the establishment of these facilities would be reflected as an interest expense charge in our consolidated statement of operations and is currently estimated to be approximately $60 million, which does not include any charges associated with the ongoing Bridge Facility fee. Since these costs are non-recurring in nature, they are not included in our unaudited pro forma consolidated statements of operations.

•	We have entered into several other agreements with Time Warner related to the Transactions, including agreements to license the “Road Runner” word mark and character and the “Time Warner Cable” brand and trade name and derivations thereof. The impact of these agreements is not expected to materially impact the ongoing operations of our business and therefore, the effect of these agreements has not been included in our pro forma financial information.

•	We will be entering into a transition services agreement with Time Warner under which Time Warner will continue to provide us with certain services for a fee. We have not included these fees in our unaudited pro forma consolidated statements of operations because the majority of such costs are already reflected in our historical results as a result of Time Warner’s historical practice of allocating the cost for providing similar services to us and any costs not reflected in our historical results are not expected to have a material impact on our future financial results.

•	We have entered into an agreement under which we committed to invest approximately $550 million in the WiMAX Joint Venture. The investment is expected to be made during the first half of 2009 and has not been reflected in our unaudited pro forma consolidated balance sheet or unaudited pro forma consolidated statements of operations. We expect to fund this investment with borrowings under our existing credit facilities.

•	As a result of the Transactions, we anticipate adjusting outstanding employee equity awards to maintain their estimated value. We expect to incur charges as a result of such adjustments. The impact of any such charge is not reflected in our unaudited pro forma consolidated statements of operations.

Our independent registered public accounting firm has not examined, compiled or applied agreed upon procedures to the unaudited pro forma consolidated historical financial information presented herein and, accordingly, assumes no responsibility for them.

The unaudited pro forma consolidated financial information set forth below should be read in conjunction with the notes to these unaudited pro forma consolidated financial statements and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, each of which is incorporated by reference into the accompanying prospectus.

Unaudited Pro Forma Consolidated Balance Sheet

	March 31, 2008
	Historical			Pro Forma
	TWC	Adjustments		TWC
	(in millions)

ASSETS
Current assets
Cash and equivalents	$226	$—		$226
Receivables, less allowances of $84 million	627	—		627
Receivables from affiliated parties	4	—		4
Prepaid expenses and other current assets	127	—		127
Deferred income tax assets	80	—		80

Total current assets	1,064	—		1,064
Investments	729	—		729
Property, plant and equipment, net	12,932	—		12,932
Intangible assets subject to amortization, net	664	—		664
Intangible assets not subject to amortization	38,930	—		38,930
Goodwill	2,106	—		2,106
Other assets	98	68	(a)	166

Total assets	$56,523	$68		$56,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$318	$—		$318
Deferred revenue and subscriber-related liabilities	180	—		180
Payables to affiliated parties	181	—		181
Accrued programming expense	524	—		524
Other current liabilities	1,187	—		1,187

Total current liabilities	2,390	—		2,390
Long-term debt	13,226	11,017	(b)	24,243
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—		300
Deferred income tax liabilities, net	13,432	—		13,432
Long-term payables to affiliated parties	22	—		22
Other liabilities	405	44	(c)	449
Minority interests	1,751	(1,746	)(d)	5
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding (historical), 0 shares issued and outstanding (pro forma)	9	1	(d)	—
		(10	)(e)
Class B common stock, $0.01 par value, 75 million shares issued and outstanding (historical), 0 shares issued and outstanding (pro forma)	1	(1	)(e)	—
Common stock, $0.01 par value, 0 shares issued and outstanding (historical), 1,057 million shares issued and outstanding (pro forma)	—	11	(e)	11
Paid-in-capital	19,456	1,745	(d)	15,910
		(5,291	)(f)
Accumulated other comprehensive loss, net	(171)	—		(171)
Retained earnings	5,702	(5,702	)(f)	—

Total shareholders’ equity	24,997	(9,247)		15,750

Total liabilities and shareholders’ equity	$56,523	$68		$56,591

See accompanying notes.

Unaudited Pro Forma Consolidated Statement Of Operations

	Year Ended December 31, 2007
	Historical			Pro Forma
	TWC	Adjustments		TWC
	(in millions, except per share data)

Revenues:
Video	$10,165	$—		$10,165
High-speed data	3,730	—		3,730
Voice	1,193	—		1,193
Advertising	867	—		867

Total revenues	15,955	—		15,955
Costs and expenses:
Costs of revenues	7,542	—		7,542
Selling, general and administrative	2,648	—		2,648
Depreciation	2,704	—		2,704
Amortization	272	—		272
Merger-related and restructuring costs	23	—		23

Total costs and expenses	13,189	—		13,189

Operating Income	2,766	—		2,766
Interest expense, net	(894)	(681	)(g)	(1,575)
Income from equity investments, net	11	—		11
Minority interest expense, net	(165)	161	(h)	(4)
Other income, net	145	—		145

Income before income taxes	1,863	(520)		1,343
Income tax provision	(740)	208	(i)	(532)

Net income	$1,123	$(312)		$811

Basic net income per common share	$1.15			$0.77

Average basic common shares outstanding	976.9	80.0	(j)	1,056.9

Diluted net income per common share	$1.15			$0.77

Average diluted common shares outstanding	977.2	80.0	(j)	1,057.2

See accompanying notes.

Unaudited Pro Forma Consolidated Statement Of Operations

	Three Months Ended March 31, 2008
	Historical			Pro Forma
	TWC	Adjustments		TWC
	(in millions, except per share data)

Revenues:
Video	$2,603	$—		$2,603
High-speed data	994	—		994
Voice	366	—		366
Advertising	197	—		197

Total revenues	4,160	—		4,160
Costs and expenses:
Costs of revenues	2,007	—		2,007
Selling, general and administrative	751	—		751
Depreciation	701	—		701
Amortization	65	—		65

Total costs and expenses	3,524	—		3,524

Operating Income	636	—		636
Interest expense, net	(199)	(170	)(k)	(369)
Income from equity investments, net	5	—		5
Minority interest expense, net	(41)	40	(l)	(1)
Other income, net	6	—		6

Income before income taxes	407	(130)		277
Income tax provision	(165)	52	(m)	(113)

Net income	$242	$(78)		$164

Basic net income per common share	$0.25			$0.16

Average basic common shares outstanding	976.9	80.0	(n)	1,056.9

Diluted net income per common share	$0.25			$0.16

Average diluted common shares outstanding	977.4	80.0	(n)	1,057.4

See accompanying notes.

Notes To Unaudited Pro Forma Consolidated Financial Statements

Note 1:	Description of the Transactions

Time Warner currently owns approximately 82.7% of our Class A common stock and 100% of our Class B common stock, which represents 84% of our common stock and a 90.6% voting interest. The financial results of our operations are consolidated by Time Warner. Time Warner also indirectly owns a 12.43% non-voting common stock interest in one of our subsidiaries, TW NY. On May 20, 2008, we and our subsidiaries, TWE and TW NY, entered into the Separation Agreement with Time Warner and its subsidiaries, WCI, Historic TW and ATC, the terms of which will govern the Separation. The Separation will be completed through the following steps, which are collectively referred to as the “Transactions:”

(1) Time Warner will effect certain internal restructuring transactions.

(2) Following the satisfaction or waiver of certain conditions, Historic TW, a subsidiary of Time Warner, will transfer its 12.43% ownership in TW NY to us in exchange for 80 million newly issued shares of our Class A common stock in the TW NY Exchange. The TW NY Exchange will increase Time Warner’s ownership stake in us from 84% to 85.2%.

(3) Time Warner will complete certain additional restructuring steps that will make Time Warner the direct owner of all shares of our Class A common stock and Class B common stock previously held by WCI, as well as the shares issued to Historic TW in the TW NY Exchange.

(4) Our Board of Directors or a committee thereof will declare the Special Dividend, a one-time dividend to holders of our outstanding Class A common stock and Class B common stock of $10.27 per share, totaling $10.855 billion. Time Warner will receive approximately $9.25 billion of the proceeds from the Special Dividend and the remaining $1.61 billion will be distributed to our public stockholders. The Special Dividend distribution assumed in the pro forma presentation is calculated as follows (in millions, except per share data):

Class A common stock outstanding prior to the TW NY Exchange	902
Additional Class A common stock issued in the TW NY Exchange	80
Class B common stock outstanding	75

Total shares outstanding	1,057

Special Dividend per common share	$10.27

Total Special Dividend	$10,855

As a result of the Special Dividend, distributions with respect to restricted stock units (“RSUs”) based on our Class A common stock issued under the Time Warner Cable Inc. 2006 Stock Incentive Plan will be retained by us and paid only upon vesting of the related RSU. Management estimates that 4.3 million RSUs will vest and, therefore, be entitled to payment of the retained distributions related to the Special Dividend. As a result, management expects to pay approximately $44 million associated with the RSUs.

(5) We will file the Amended Charter, pursuant to which, among other things, each outstanding share of our Class A common stock (including any shares of Class A common stock issued in the TW NY Exchange) and our Class B common stock will automatically be converted into one share of TWC Common Stock.

(6) The Separation will proceed in the form of either a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of Time Warner’s common stock or through the consummation by Time Warner of an exchange offer of shares of TWC Common Stock for shares of Time Warner’s common stock. If the Separation is effected as an exchange offer, after consummation of the exchange offer, Time Warner will distribute to its stockholders, as a pro rata dividend, any TWC Common Stock that it continues to hold. Time Warner has the sole discretion, after consultation with us, to determine whether the Separation will be effected as a dividend or through an exchange offer with its stockholders, which decision has not yet been made.

To finance, in part, the Special Dividend, we and certain financial institutions have executed commitment papers with related term sheets for the Bridge Facility, a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of up to $9.0 billion (a portion of which may be extended at our option by an additional year). Amounts outstanding under the Bridge Facility will bear interest, at our option, at a rate equal to LIBOR or an alternate base rate plus, in each case, an applicable margin based on our credit rating, which, at the time of the Separation, is expected to be 1% and 0%, respectively. In addition, the interest rate under the Bridge Facility will increase every six months until all amounts outstanding under the Bridge Facility are repaid. The financial institutions’ commitments under the Bridge Facility will expire upon the earliest of (i)  May 19, 2009, (ii) the date on which the Separation Agreement is terminated in accordance with its terms and (iii) the completion of the Transactions.

We may prepay amounts outstanding under the Bridge Facility at any time without penalty or premium, subject to minimum amounts. Subject to certain limited exceptions, we are required to use the net cash proceeds from any incurrence of debt (other than an incurrence under our existing revolving credit facility and commercial paper program), issuances of equity securities and asset sales to prepay amounts outstanding under the Bridge Facility. In addition, subject to certain limited exceptions, to the extent we incur debt (including the incurrence of debt in this offering), issue equity securities or complete asset sales prior to drawing on the Bridge Facility, the commitments of the lenders under the Bridge Facility or the commitment papers, as applicable, will be reduced by an amount equal to the net cash proceeds from any such incurrence, issuance or sale. As a result, the commitments of the lenders under the Bridge Facility will be reduced by an amount equal to the net cash proceeds received by us from this offering, or approximately $4.96 billion.

We have also received a commitment for the Supplemental Facility from Time Warner pursuant to which Time Warner will lend us up to $3.5 billion under a two-year senior unsecured supplemental term loan facility to repay amounts outstanding under the Bridge Facility upon the final maturity of the Bridge Facility. The commitments under the Supplemental Facility will be reduced by (i) 50% of the amount in excess of $3.0 billion by which the commitments under the Bridge Facility are reduced by the net cash proceeds of issuances of debt or equity or certain asset sales by us between the signing of the Separation Agreement and our borrowing under the Bridge Facility and (ii) the amount by which borrowing availability under our $6.0 billion revolving credit facility exceeds $2.0 billion on the date of borrowing under the Supplemental Facility. As a result of this offering, the commitment of Time Warner under the Supplemental Facility will be reduced by approximately $980 million.

Note 2:	Unaudited Pro Forma Consolidated Balance Sheet Adjustments

The Adjustments column represents the adjustments to reflect the consummation of the Transactions.

The pro forma adjustments to the consolidated balance sheet related to the Transactions are as follows:

(a)	This adjustment reflects the capitalization of estimated debt issuance costs incurred in connection with the Transactions. As discussed above, the adjustment does not include fees associated with the Bridge Facility or the Supplemental Facility, which will be charged to interest expense upon the termination of these financing commitments.

(b)	This adjustment reflects the debt issued by us totaling $11.017 billion to finance the Special Dividend ($10.855 billion, which excludes retained distributions on RSUs), the estimated debt issuance costs ($68 million) and estimated one-time costs related to the Transactions, including financing fees related to the Bridge Facility ($94 million).

(c)	This adjustment reflects the Special Dividend liability associated with RSUs outstanding on March 31, 2008, which is expected to be paid upon vesting of such RSUs.

(d)	This adjustment reflects the impact of the TW NY Exchange including:

•	the elimination of the minority interest related to Time Warner’s indirect 12.43% interest in TW NY of $1.746 billion (the historical carrying value).

•	the issuance of 80 million shares of our Class A common stock, which is recorded at the historical $1.746 billion carrying value of the minority interest, because such transaction is between entities under common control.

(e)	This adjustment reflects the exchange of all of our issued and outstanding shares of Class A common stock and Class B common stock for shares of TWC Common Stock in the Recapitalization.

(f)	This adjustment reflects the payment of the Special Dividend to common stockholders of $10.855 billion, the accrual of the estimated cash payment of $44 million to holders of unvested RSUs as a result of the Special Dividend and $94 million of estimated one-time expenses related to the Transactions (including financing fees related to the Bridge Facility), which are reflected as a reduction in retained earnings until depleted, with the remainder of $5.291 billion reflected as a reduction in paid-in-capital.

Note 3: Unaudited Pro Forma Consolidated Statement of Operations Adjustments – Year Ended December 31, 2007

The pro forma adjustments to the consolidated statement of operations related to the Transactions are as follows:

(g)	The increase in interest expense reflects the incremental borrowings to finance the Special Dividend and expenses related to the Transactions. The following table illustrates the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

	Debt	Interest	Interest
	Amount	Rate	Expense
	(in millions)		(in millions)

Borrowings to finance Special Dividend	$9,000	6.75%	$608
Bank Credit Agreement – Special Dividend	1,855	3.25%	60
Estimated debt issuance costs, upfront Bridge Facility payment and transaction costs	162	3.25%	5

	$11,017		673

Amortization of estimated debt issuance costs			8

Total interest expense			$681

The above table reflects management’s estimate as to the borrowings and interest rates to be used to finance the Special Dividend and expenses related to the Transactions and assumes no borrowings under the Bridge Facility or Supplemental Facility. However, we may finance a portion of the Special Dividend through the Bridge Facility and actual rates may differ from the estimates used above, which would result in higher or lower interest expense. A 0.5% change, or 50 basis points, in the annual interest rates noted above would change the interest expense by approximately $55 million per year.

(h)	This adjustment eliminates the historical minority interest expense related to Time Warner’s indirect ownership interest in TW NY to reflect the TW NY Exchange.

(i)	The adjustment to the income tax provision is required to adjust the historical income taxes using our marginal rate of 40.0%.

(j)	The adjustment to shares outstanding reflects the impact of the TW NY Exchange as of the beginning of the period.

Note 4: Unaudited Pro Forma Consolidated Statement of Operations Adjustments – Three Months Ended March 31, 2008

The pro forma adjustments to the consolidated statement of operations related to the Transactions are as follows:

(k)	The increase in interest expense reflects the incremental borrowings to finance the Special Dividend and expenses related to the Transactions. The following table illustrates the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

	Debt	Interest	Interest
	Amount	Rate	Expense
	(in millions)		(in millions)

Borrowings to finance Special Dividend	$9,000	6.75%	$152
Bank Credit Agreement – Special Dividend	1,855	3.25%	15
Estimated debt issuance costs, upfront Bridge Facility payment and transaction costs	162	3.25%	1

	$11,017		168

Amortization of estimated debt issuance costs			2

Total interest expense			$170

The above table reflects management’s estimate as to the borrowings and interest rates to be used to finance the Special Dividend and expenses related to the Transactions and assumes no borrowings under the Bridge Facility or Supplemental Facility. However, we may finance a portion of the Special Dividend through the Bridge Facility and actual rates may differ from the estimates used above, which would result in higher or lower interest expense. A 0.5% change, or 50 basis points, in the annual interest rates noted above would change the interest expense by approximately $14 million per quarter.

(l)	The adjustment eliminates the historical minority interest expense related to Time Warner’s indirect ownership interest in TW NY to reflect the TW NY Exchange.

(m)	The adjustment to the income tax provision is required to adjust the historical income taxes using our marginal rate of 40.0%.

(n)	The adjustment to shares outstanding reflects the impact of the TW NY Exchange as of the beginning of the period.

DESCRIPTION OF THE NOTES AND THE DEBENTURES

We will issue three separate series of debt securities and the related Guarantees (as defined below) under the senior indenture referred to in the accompanying prospectus. The following description of the particular terms of the debt securities offered hereby and the related guarantees supplements the description of the general terms and provisions of the senior debt securities set forth under “Description of the Debt Securities and the Guarantees” beginning on page 6 in the accompanying prospectus. This description replaces the description of the senior debt securities in the accompanying prospectus, to the extent of any inconsistency.

General

The 6.20% Notes due 2013 will mature on July 1, 2013, the 6.75% Notes due 2018 will mature on July 1, 2018, and the 7.30% Debentures due 2038 will mature on July 1, 2038.

We will pay interest on the 6.20% Notes due 2013 at the rate of 6.20% per year, on the 6.75% Notes due 2018 at the rate of 6.75% per year and on the 7.30% Debentures due 2038 at the rate of 7.30% per year, semi-annually in arrears on January 1 and July 1 of each year to holders of record on the preceding December 15 and June 15 of each year. If interest or principal on the 6.20% Notes due 2013, the 6.75% Notes due 2018 and the 7.30% Debentures due 2038 is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the 6.20% Notes due 2013, the 6.75% Notes due 2018 and the 7.30% Debentures due 2038 is January 1, 2009. Interest on the 6.20% Notes due 2013, the 6.75% Notes due 2018 and the 7.30% Debentures due 2038 will accrue from June 19, 2008, and will accrue on the basis of a 360-day year consisting of twelve 30-day months.

The debt securities will initially be limited to $1,500,000,000 aggregate principal amount (in the case of the 6.20% Notes due 2013), $2,000,000,000 aggregate principal amount (in the case of the 6.75% Notes due 2018) and $1,500,000,000 aggregate principal amount (in the case of the 7.30% Debentures due 2038), which aggregate principal amounts may, without the consent of holders of the 6.20% Notes due 2013, 6.75% Notes due 2018 and 7.30% Debentures due 2038, as applicable, be increased in the future on the same terms and conditions as such series of notes or debentures, except with respect to terms such as the issue date, issue price and first payment of interest of such series of notes or debentures.

The debt securities will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Additional Information

See “Description of the Debt Securities and the Guarantees” in the accompanying prospectus for additional important information about the securities. That information includes:

•	additional information about the terms of the securities;

•	general information about the senior indenture and the Senior Indenture Trustee;

•	a description of certain covenants under the senior indenture; and

•	a description of events of default, notice and waiver under the senior indenture.

Guarantees

Under the Guarantees, each of TWE and TW NY, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of the debt securities and to the Senior Indenture Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the senior indenture (including obligations to the Senior Indenture Trustee) and the securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the senior indenture and the debt securities. Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection (the “Guarantees”).

We describe the terms of the Guarantees in more detail under the heading “Description of the Debt Securities and the Guarantees—Guarantees” in the accompanying prospectus.

Existing Indebtedness

The following is a summary of the existing public debt and committed credit facilities of our company and the Guarantors. The following summary does not include intercompany obligations. Please see the information incorporated herein by reference for a further description of this indebtedness as well as our and our subsidiaries’ other indebtedness. In addition to the following indebtedness, one of our non-guarantor subsidiaries, Time Warner NY Cable LLC, has issued $300 million of its Series A Preferred Membership Units, which are subject to mandatory redemption on August 1, 2013.

Our Company

As of March 31, 2008, the aggregate committed amount under our bank credit facilities, including amounts reserved from time to time to support commercial paper borrowings and letters of credit, was $9.045 billion. As of March 31, 2008, there were borrowings of $3.045 billion outstanding under our five-year term loan facility that matures on February 21, 2011, borrowings of $1.450 billion and letters of credit totaling $135 million outstanding under our revolving credit facility and $415 million of commercial paper was supported by our revolving credit facility. Our unused committed available funds as of March 31, 2008 were $4.226 billion, reflecting $226 million of cash and equivalents and $4.000 billion of available borrowing capacity under our revolving credit facility. As of March 31, 2008, the aggregate principal amount outstanding of our debt securities was approximately $5.0 billion. In addition, we are a guarantor of the debt securities issued by TWE.

In addition, in connection with the Separation, we received commitments from certain financial institutions in an aggregate amount of $9.0 billion for the Bridge Facility, the borrowings under which will be used to fund, in part, the Special Dividend. Subject to certain limited exceptions, to the extent we incur debt (including the debt incurred in this offering), issue equity securities or complete asset sales prior to drawing on the Bridge Facility, the commitments of the lenders under the Bridge Facility will be reduced by an amount equal to the net cash proceeds from any such incurrence, issuance or sale. As a result of this offering, the commitment of the lenders under the Bridge Facility will be reduced by approximately $4.96 billion to approximately $4.04 billion. Any additional borrowings under our existing revolving credit facility to fund the remainder of the Special Dividend and expenses related to the Transactions would reduce our unused committed capacity by an amount equal to such borrowings.

TWE

As of March 31, 2008, the aggregate principal amount outstanding of public debt securities of TWE was $3.200 billion. As of March 31, 2008, TWE did not have any outstanding bank debt. TWE is also a guarantor under our credit facilities and commercial paper program.

TW NY

As of March 31, 2008, TW NY did not have any outstanding public debt or bank debt. TW NY is also a guarantor under our credit facilities and commercial paper program.

Release of Guarantors

The senior indenture for the securities provides that any Guarantor may be automatically released from its obligations if such Guarantor has no outstanding Indebtedness For Borrowed Money (as defined in the accompanying prospectus), other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee. Also, TW NY will be released from its Guarantee under such circumstances only if it is a wholly owned direct or indirect subsidiary of ours. However, there is no covenant in the senior indenture that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its guarantee. In addition, although the senior indenture for the securities limits the overall amount of secured Indebtedness For Borrowed Money that can be incurred by us and our subsidiaries, it does not limit the amount of unsecured indebtedness that can be incurred by us and our subsidiaries. Thus, there is no limitation on the amount of indebtedness that could be structurally senior to the securities. See “Description of the Debt Securities and the Guarantees—Guarantees” in the accompanying prospectus.

Ranking

The debt securities offered hereby will be unsecured senior obligations of ours, and will rank equally with other unsecured and unsubordinated obligations of ours. The Guarantees will be unsecured senior obligations of TWE and TW NY, as applicable, and will rank equally with all other unsecured and unsubordinated obligations of TWE and TW NY, respectively.

The debt securities and the Guarantees will effectively rank junior in right of payment to any of our or the Guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. We and the Guarantors collectively have no more than $10 million of secured obligations as of March 31, 2008.

The debt securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. As of March 31, 2008, our non-guarantor subsidiaries had total liabilities of approximately $8.9 billion (excluding intercompany liabilities payable to the Guarantors or us but including approximately $7.1 billion in deferred income taxes). The senior indenture does not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we and TW NY are holding companies with no material business operations. The ability of each of us and TW NY to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our and TW NY’s respective subsidiaries and the distribution or other payment to us or TW NY of such earnings or cash flow.

Optional Redemption

We may redeem any of the 6.20% Notes due 2013, the 6.75% Notes due 2018 or the 7.30% Debentures due 2038 as a whole at any time or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to each holder of such securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined in the accompanying prospectus, discounted to the redemption date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined in the accompanying prospectus, plus 40 basis points for each of the 6.20% Notes due 2013, the 6.75% Notes due 2018 and the 7.30% Debentures due 2038;

plus, in each case, accrued interest to the date of redemption that has not been paid.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price and accrued and unpaid interest. On or before the redemption date, we shall deposit with a paying agent, or the Senior Indenture Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Senior Indenture Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

For additional information, see “Description of the Debt Securities and Guarantees—Optional Redemption” in the accompanying prospectus.

Book-Entry Delivery and Settlement

Global Notes

We will issue the debt securities of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Senior Indenture Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Senior Indenture Trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. The Bank of New York will act as the U.S. depositary for Clearstream and Euroclear.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of our company, TWE, TW NY, the underwriters or the Senior Indenture Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the senior indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities and will not be considered the owners or holders thereof under the senior indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the Senior Indenture Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the indenture or a global note.

None of our company, TWE, TW NY or the Senior Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated debt securities to each person that DTC identifies as the beneficial owner of the debt securities represented by the global notes upon surrender by DTC of the global notes only if:

•	DTC or any successor thereto notifies us that it is no longer willing or able to act as a depositary for the global notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing with respect to a series of debt securities entitling the holders of debt securities of such series to accelerate maturity of such debt securities in accordance with the indenture; or

•	we determine, in our sole discretion, not to have the debt securities of any series represented by a global note.

Neither we nor the Senior Indenture Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related debt securities. We and the Senior Indenture Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material anticipated U.S. federal income tax consequences to a U.S. Holder and to a Non-U.S. Holder, each as defined below, and of certain material anticipated U.S. federal estate tax consequences to a Non-U.S. Holder, of the purchase of the debt securities at original issuance at their initial issue price, as well as the ownership and disposition of the debt securities by U.S. Holders and Non-U.S. Holders, each as defined below. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to the classification of the debt securities for U.S. federal income tax purposes or any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

This discussion does not address any U.S. federal alternative minimum tax; U.S. federal estate, gift, or other non-income tax except as expressly provided below; or any state, local, or non-U.S. tax consequences of the acquisition, ownership, or disposition of a debt security. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of debt securities subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold debt securities as part of hedges, straddles, constructive sales, conversion transactions, or other integrated investments, (vi) acquire debt securities as compensation for services, (vii) have a functional currency other than the U.S. dollar, (viii) use the mark-to-market method of accounting, or (ix) are U.S. expatriates.

As used in this discussion of certain U.S. federal income tax considerations, a “Holder” means a beneficial owner of a debt security. A “U.S. Holder” means a Holder that is: (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner or partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of a debt security. As used herein, a “Non-U.S. Holder” means a Holder that is neither a U.S. Holder nor a Partnership.

This discussion assumes that a debt security will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times. This discussion also assumes that the initial debt securities were not issued with original issue discount that exceeded a statutorily defined de minimis amount, and that a Holder did not purchase initial debt securities at a market discount that exceeded a statutorily defined de minimis amount or at a premium.

A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations for a U.S. Holder

Payments of Interest

Stated interest on a debt security generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with a U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Payments on Early Redemptions

In certain circumstances (see “Description of the Notes and the Debentures—Optional Redemption”) we may be entitled to redeem debt securities before their stated maturity date. Because we believe that there is only a remote chance that such redemption will occur, we do not intend to treat such potential redemptions as part of or affecting the yield to maturity of any debt security under applicable Treasury regulations. That is, we intend to take the position that the debt securities are not “contingent payment debt instruments.” In the event that such a contingency occurs, it would affect the amount and timing of the income that a U.S. Holder will recognize. Our determination that this contingency is remote is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on a debt security at a higher yield and to treat as ordinary income (rather than as capital gain) any income realized on the taxable disposition of a debt security before the resolution of such contingencies.

Sale, Exchange, or Retirement of a Debt Security

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a debt security in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest not previously included in income, which will be taxable as ordinary income), and (ii) such U.S. Holder’s adjusted tax basis in the debt security. A U.S. Holder’s adjusted tax basis in a debt security generally will be its cost to such U.S. Holder. Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such debt security exceeds one year. Long-term capital gain is subject to tax at a reduced rate to a non-corporate U.S. Holder (which reduced rate is currently scheduled to expire on January 1, 2011). The deductibility of capital losses is subject to limitations.

Tax Considerations for a Non-U.S. Holder

The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.

U.S. Federal Income Tax

Payments of interest on a debt security by us or our paying agent to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest will qualify as “portfolio interest.” Interest on a debt security paid to a Non-U.S. Holder will qualify as portfolio interest if:

•	for U.S. federal income tax purposes, such Non-U.S. Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of Company stock entitled to vote;

•	for U.S. federal income tax purposes, such Non-U.S. Holder is not a controlled foreign corporation related directly or indirectly to us through stock ownership;

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain income tax treaties apply, such interest is not attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States);

•	such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder of the debt security.

The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder’s name, address, and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the debt security on behalf of such Non-U.S. Holder, and provides to us or our paying agent a statement, signed under penalty of perjury, in which such organization, bank, or other financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to us or our paying agent a copy thereof. Other methods might be available to satisfy the certification requirement depending on a Non-U.S. Holder’s particular circumstances.

The gross amount of any payment of interest on a Non-U.S. Holder’s debt security that does not qualify for the portfolio interest exception will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement, or other disposition of a debt security unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.

If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on a debt security or gain realized on the disposition of a debt security is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest and gain on a net income basis at graduated rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. See “Tax Considerations for a U.S. Holder” above. In addition, any such Non-U.S. Holder that is a non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profit tax is eliminated by an applicable tax treaty. Although such effectively connected income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

In certain circumstances (see “Description of the Notes and the Debentures—Optional Redemption”), we may become obligated to make additional payments to Holders of the debt securities. If any such additional payments are made, they may be treated as interest subject to the rules described above, or as other income subject to U.S. federal withholding tax. Although the matter is not free from doubt, we may treat such payments made to Non-U.S. holders as subject to U.S. federal withholding tax at a rate of 30% subject to reduction or exemption (a) by an applicable treaty if the Non-U.S. holder provides an IRS From W-8BEN (or successor form) certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI (or successor form) from a Non-U.S. holder claiming that such payments are effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of any such contingent payments.

U.S. Federal Estate Tax

A debt security held or treated as held by an individual who is a non-resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such debt security is exempt from withholding of U.S. federal income tax under the portfolio interest exemption discussed above (without regard to the certification requirement). An individual may be a Non-U.S. Holder but not a non-resident of the U.S. for U.S. federal estate tax purposes. A Non-U.S. Holder that is an individual is urged to consult its own tax advisor regarding the possible application of the U.S. federal estate tax to its particular circumstances, including the effect of any applicable treaty.

Information Reporting and Backup Withholding

A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate (currently 28%) with respect to certain payments of principal or interest on a debt security and the proceeds of a disposition of a debt security before maturity.

Backup withholding may apply to a non-corporate U.S. Holder that (i) fails to furnish its taxpayer identification number (“TIN”), which for an individual is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct, and that it has not been notified by the IRS that it is subject to backup withholding. The application for exemption is available by providing a properly completed IRS Form W-9 (or successor form). These requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, certain financial institutions and individual retirement accounts.

We generally must report to the IRS and to a Non-U.S. Holder the amount of interest on debt securities paid to such Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

If a Non-U.S. Holder provides the applicable IRS Form W-8BEN (or successor form) or other applicable form (together with all appropriate attachments, signed under penalties of perjury, and identifying such Non-U.S. Holder and stating that it is not a U.S. person), and we or our paying agent, as the case may be, has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person, then such Non-U.S. Holder will not be subject to U.S. backup withholding with respect to payments of principal or interest on debt securities made by us or our paying agent. Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

Payment of the proceeds of a disposition of a debt security by a Non-U.S. Holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder (i) certifies its non-U.S. status on IRS Form W-8BEN (or successor form) signed under penalty of perjury, or (ii) otherwise establishes an exemption. Payment of the proceeds of a disposition of a debt security by a Non-U.S. Holder made to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless such non-U.S. broker is a “U.S. Related Person” (as defined below). Payment of the proceeds of a disposition of a debt security by a Non-U.S. Holder made to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless (i) such Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN (or successor form) signed under penalty of perjury, or (ii) such U.S. broker or U.S. Related Person has documentary evidence in its records as to the non-U.S. status of such Non-U.S. Holder and has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person.

For this purpose, a “U.S. Related Person” is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. or Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. A Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the debt securities, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

UNDERWRITING

We are offering the securities described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, BNP Paribas Securities Corp., Greenwich Capital Markets, Inc., Morgan Stanley & Co. Incorporated and Wachovia Capital Markets, LLC are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the underwriters listed below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the aggregate principal amount of the securities listed next to its name in the following table:

			Principal Amount
	Principal Amount	Principal Amount	of Debentures
Underwriter	of Notes due 2013	of Notes due 2018	due 2038

Banc of America Securities LLC	$98,400,000	$131,200,000	$98,400,000
BNP Paribas Securities Corp.	98,400,000	131,200,000	98,400,000
Greenwich Capital Markets, Inc.	98,400,000	131,200,000	98,400,000
Morgan Stanley & Co. Incorporated	98,400,000	131,200,000	98,400,000
Wachovia Capital Markets, LLC	98,400,000	131,200,000	98,400,000
Barclays Capital Inc.	98,100,000	130,800,000	98,100,000
Citigroup Global Markets Inc.	98,100,000	130,800,000	98,100,000
Daiwa Securities America Inc.	98,100,000	130,800,000	98,100,000
Deutsche Bank Securities Inc.	98,100,000	130,800,000	98,100,000
Fortis Securities LLC	98,100,000	130,800,000	98,100,000
Goldman, Sachs & Co.	98,100,000	130,800,000	98,100,000
Lehman Brothers Inc.	98,100,000	130,800,000	98,100,000
Mitsubishi UFJ Securities International plc	98,100,000	130,800,000	98,100,000
Mizuho Securities USA Inc.	98,100,000	130,800,000	98,100,000
UBS Securities LLC	98,100,000	130,800,000	98,100,000
Blaylock Robert Van, LLC	9,000,000	12,000,000	9,000,000
Cabrera Capital Markets, LLC	9,000,000	12,000,000	9,000,000
The Williams Capital Group, L.P.	9,000,000	12,000,000	9,000,000

Total	$1,500,000,000	$2,000,000,000	$1,500,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the securities if they buy any of them. The underwriters will sell the securities to the public when and if the underwriters buy the securities from us.

The underwriters have advised us that they propose initially to offer the securities to the public at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.200% of the principal amount of the 6.20% Notes due 2013, 0.300% of the principal amount of the 6.75% Notes due 2018 and 0.500% of the principal amount of the 7.30% Debentures due 2038. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.125% of the principal amount of the 6.20% Notes due 2013, 0.200% of the principal amount of the 6.75% Notes due 2018 and 0.250% of the principal amount of the 7.30% Debentures due 2038 to certain other dealers. After the initial public offering of the securities, the offering price and other selling terms may be changed.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $500,000.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

The securities are new issues of securities with no established trading market. The securities will not be listed on any securities exchange. The underwriters may make a market in the securities after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities or that an active public market for the securities will develop. If an active public market for the securities does not develop, the market price and liquidity of the securities may be adversely affected.

In connection with the offering of the securities, the representatives may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the securities. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the securities, has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it and each such affiliate have not made and will not make an offer of securities which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has also represented and agreed that it and each such affiliate have:

(a)	only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to TWC or the Guarantors; and

(b)	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investments professionals falling within Article 19(5) of the Financial Services and Market Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and therefore, to the extent that it intends to effect any sales of securities in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority.

Certain of the underwriters or their affiliates have performed commercial and investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Certain affiliates of the underwriters participating in this offering are lenders under our bank credit facilities and have committed financing to us in the $9.0 billion Bridge Facility and are lenders to affiliates of TWC. Certain of the underwriters or their affiliates are acting as financial advisors to Time Warner or to us on our separation from Time Warner, for which they will receive fees under agreements they have entered into with Time Warner or with us, as the case may be. For more details on the proposed separation, see “Summary—Recent Developments—Separation from Time Warner.”

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us, TWE and TW NY by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters in connection with the offered securities will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements, schedule and supplementary information included in our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements, schedule, supplementary information, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Debt Warrants

This prospectus contains a general description of the securities which we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

The securities will be issued by Time Warner Cable Inc. The debt securities will be fully, irrevocably and unconditionally guaranteed on an unsecured basis by each of Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc., subsidiaries of ours. See “Description of the Debt Securities and the Guarantees—Guarantees.”

The Class A common stock of Time Warner Cable Inc. is listed on the New York Stock Exchange under the trading symbol “TWC.”

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page 5 of this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2008.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Time Warner Cable Inc. and its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that Time Warner Cable Inc., a Delaware corporation, which is also referred to as “Time Warner Cable,” “TWC,” “the Company,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, Time Warner Cable may offer and sell from time to time, any of the following securities, in one or more series:

•	debt securities, and

•	debt warrants.

The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

Time Warner Cable files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Time Warner Cable at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Time Warner Entertainment Company, L.P. (“TWE”) and TW NY Cable Holding Inc. (“TW NY” and, together with TWE, the “Guarantors”) do not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.”

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Annual report on Form 10-K for the year ended December 31, 2007 (filed February 22, 2008), including portions of the proxy statement for the 2008 annual meeting of stockholders (filed April 15, 2008) to the extent specifically incorporated by reference therein (collectively, the “2007 Form 10-K”);

•	Quarterly report on Form 10-Q for the quarter ended March 31, 2008 (filed April 30, 2008) (the “March 2008 Form 10-Q”); and

•	Current reports on Form 8-K filed on February 8, 2008, March 19, 2008, April 10, 2008 and May 27, 2008.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on our website (http://www.timewarnercable.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Time Warner Cable at the following address:

Time Warner Cable Inc.
Attn: Investor Relations
One Time Warner Center
North Tower
New York, NY 10019-8014
Telephone: 1-877-4-INFO-TWC

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act, particularly statements anticipating future growth in revenues, Operating Income before Depreciation and Amortization, cash provided by operating activities and other financial measures. These statements may be made directly in this prospectus referring to us and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as incorporation by reference. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All of these forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances that could cause actual results to differ materially from those described in the forward-looking statements. None of us, TWE or TW NY is under any obligation to, and each expressly disclaims any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” or otherwise discussed in the 2007 Form 10-K and the March 2008 Form 10-Q and in our other filings made from time to time with the SEC after the date of the registration statement of which this prospectus is a part. In addition, we operate in a highly competitive, consumer and technology-driven and rapidly changing business. Our business is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, our continued ability to protect and secure any necessary intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors.

Further, lower than expected valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. Additionally, achieving our financial objectives could be adversely affected by the factors discussed in detail in the “Risk Factors” section of the 2007 Form 10-K, as well as:

•	economic slowdowns;

•	the impact of terrorist acts and hostilities;

•	changes in our plans, strategies and intentions;

•	the impacts of significant acquisitions, dispositions and other similar transactions;

•	the failure to meet earnings expectations; and

•	decreased liquidity in the capital markets, including any reduction in our ability to access the capital markets for debt securities or bank financings.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, current reports on Form 8-K and proxy statements.

All subsequent forward-looking statements attributable to us, TWE or TW NY or any person acting on our or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE COMPANY

We are the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas—New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of March 31, 2008, we served approximately 14.7 million customers who subscribed to one or more of our video, high-speed data and voice services, representing approximately 33.0 million revenue generating units (“RGUs”).

We principally offer three services—video, high-speed data and voice—over our broadband cable systems. We market our services separately and in “bundled” packages of multiple services and features. As of March 31, 2008, 50% of our customers subscribed to two or more of our primary services, including 18% of our customers who subscribed to all three primary services. Historically, we have focused primarily on residential customers, while also selling video, high-speed data and commercial networking and transport services to commercial customers. Recently, we have begun selling voice services to small- and medium-sized businesses as part of an increased emphasis on our commercial business. In addition, we earn revenues by selling advertising time to national, regional and local businesses.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Our principal executive office, and that of TWE and TW NY, is located at One Time Warner Center, North Tower, New York, NY 10019-8014, Telephone (212) 364-8200.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the 2007 Form 10-K, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Time Warner Cable is set forth below for the periods indicated.

For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding:

(i)	pretax income,

(ii)	interest expense,

(iii)	preferred stock dividend requirements of majority-owned companies,

(iv)	minority interest in the income of majority-owned subsidiaries that have fixed charges, and

(v)	the amount of undistributed losses (earnings) of our less than 50%-owned companies.

The definition of earnings also applies to any unconsolidated 50%-owned affiliated companies referred to on Exhibit 12.1 to the registration statement of which this prospectus is a part as “Adjustment for partially-owned subsidiaries and 50%-owned companies.”

Fixed charges primarily consist of interest expense.

Earnings as defined include significant noncash charges for depreciation and amortization primarily relating to the amortization of intangible assets recognized in business combinations.

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	3.1x	3.1x	3.1x	3.3x	3.0x	2.5x

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities. In the following description, the term “Guarantors” refers to TWE and TW NY, as the guarantors of the debt securities.

Our debt securities may be issued from time to time in one or more series. The senior debt securities will be issued from time to time in series under an indenture dated as of April 9, 2007, among us, TWE, TW NY and The Bank of New York, as Senior Indenture Trustee (as amended or supplemented from time to time) (the “senior indenture”). The subordinated debt securities will be issued from time to time under a subordinated indenture to be entered into among us, TWE, TW NY and The Bank of New York, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, each of which is incorporated by reference as an exhibit or filed as an exhibit to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures do not limit the amount of debt securities which may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement related to any series of debt securities in respect to which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•	the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which and the terms and conditions upon which the debt securities may be redeemed at the Company’s option or the option of the Holder of such debt securities;

•	the obligation, if any, of the Company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a Holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•	provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the Holders of such debt securities or the Company, as the case may be, for or into new securities of a different series, the Company’s Class A common stock or other securities and, if such debt securities are convertible into the Company’s Class A common stock, Class B common stock or other Marketable Securities (as defined in the indentures), the conversion price;

•	if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•	if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the Company or a Holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•	if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•	provisions, if any, related to the exchange of the debt securities, at the option of the Holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing Holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures will not provide special protection to Holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement, interest on outstanding debt securities will be paid to Holders of record on the date that is 15 days prior to the date such interest is to be paid, or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Under the Guarantees (as defined below), each of TWE and TW NY, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each Holder of the debt securities and to the applicable Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the indentures (including obligations to the applicable Trustee) and the debt securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the indentures and the debt securities (the “Guarantees”). Such Guarantees will constitute guarantees of payment, performance and compliance and not merely of collection. The obligations of each of TWE and TW NY under the indentures will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the indentures or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a guarantor (except that any such waiver or amendment that expressly purports to modify or release such obligations shall be effective in accordance with its terms). The obligations of TWE and TW NY to make any payments may be satisfied by causing us to make such payments. Each of TWE and TW NY shall further agree to waive presentment to, demand of payment from and protest to us and shall also waive diligence, notice of acceptance of its Guarantee, presentment, demand for payment, notice of protest for non-payment, filing a claim if we complete a merger or declare bankruptcy and any right to require a proceeding first against us. These obligations shall be unaffected by any failure or policy of the Trustee to exercise any right under the indentures or under any series of security. If any Holder of any debt security or the Trustee is required by a court or otherwise to return to us, TWE or TW NY, or any custodian, trustee, liquidator or other similar official acting in relation to us, TWE or TW NY, any amount paid by us or any of them to the Trustee or such Holder, the Guarantees of TWE and TW NY, to the extent theretofore discharged, shall be reinstated in full force and effect.

Further, each of the Guarantors agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Senior Indenture Trustee or the Subordinated Indenture Trustee, as applicable, or any Holder of debt securities in enforcing any of their respective rights under the Guarantees. The indentures provide that each of the Guarantees of TWE and TW NY is limited to the maximum amount that can be guaranteed by TWE and TW NY, respectively, without rendering the relevant Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Although we believe the Guarantees of TWE and TW NY are valid and enforceable, under certain circumstances, a court could find a subsidiary’s guarantee void or unenforceable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally.

The indentures provide that any Guarantor shall be automatically released from its obligations under its Guarantee upon receipt by the Trustee of a certificate of a Responsible Officer of ours certifying that such Guarantor has no outstanding Indebtedness For Borrowed Money, as of the date of such certificate, other than any other Guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such Guarantee. In addition, TW NY will be released from its Guarantee under such circumstances only if it is also a wholly owned direct or indirect subsidiary of ours. Also, if any of these conditions are satisfied, the applicable Guarantor may not guarantee a new issuance of debt securities. However, there is no covenant in the indentures that would prohibit any such Guarantor from incurring Indebtedness For Borrowed Money after the date such Guarantor is released from its Guarantee.

The indentures further provide that we and the Trustee may enter into a supplemental indenture without the consent of the Holders to add additional guarantors in respect of the debt securities.

Ranking and Subordination

Ranking

The senior debt securities will be our unsecured, senior obligations, and will rank equally with our other unsecured and unsubordinated obligations. The Guarantees of the senior debt securities will be unsecured and senior obligations of each of TWE and TW NY, and will rank equally with all other unsecured and unsubordinated obligations of TWE and TW NY, respectively. The subordinated debt securities will be our unsecured, subordinated obligations and the Guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of TWE and TW NY.

The debt securities and the Guarantees will effectively rank junior in right of payment to any of our or the Guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. The indentures do not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we and TW NY are holding companies with no material business operations. The ability of each of us and TW NY to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our and TW NY’s respective subsidiaries and the distribution or other payment to us or TW NY of such earnings or cash flow.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, Holders of our subordinated debt securities may receive less, ratably, than Holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each Guarantor with respect to the Senior Indebtedness of such Guarantor.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any Guarantor to which we and the Guarantors are a party, including the Guarantors’ Guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

Certain Covenants

Limitation on Liens

The indentures provide that neither we nor any Material Subsidiary of ours shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness For Borrowed Money that is secured by a lien on any asset now owned or hereafter acquired by us or it unless we make or cause to be made effective provisions whereby the debt securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

•	liens existing as of the date of the applicable indenture;

•	liens issued, created or assumed by Subsidiaries of ours to secure indebtedness of such Subsidiaries to us or to one or more other Subsidiaries of ours;

•	liens affecting property of a Person existing at the time it becomes a Subsidiary of ours or at the time it merges into or consolidates with us or a Subsidiary of ours or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to us or our Subsidiaries;

•	liens on property or assets existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within 18 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof, in a principal amount not exceeding 110% of the purchase price;

•	liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or construction;

•	liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary of ours;

•	liens in respect of capital leases entered into after the date of the applicable indenture provided that such liens extend only to the property or assets that are the subject of such capital leases;

•	liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

•	any extensions, renewal or replacement of any lien referred to above or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property);

•	liens in favor of the Trustees;

•	with respect to the subordinated indenture and subordinated debt securities only, liens securing Senior Indebtedness and the guarantees securing such Senior Indebtedness; and

•	other liens arising in connection with our indebtedness and our Subsidiaries’ indebtedness in an aggregate principal amount for us and our Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (a) 15% of the Consolidated Net Worth of our company and (b) $500 million.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

None of our company, TWE or TW NY shall consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1)    (a) in the case of our company, the Person formed by such consolidation or into which our company is merged or the Person which acquires by conveyance or transfer the properties and assets of our company substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of our company to be performed or observed; (b) in the case of TWE or TW NY, the Person formed by such consolidation or into which TWE or TW NY is merged or the Person which acquires by conveyance or transfer the properties and assets of TWE or TW NY substantially as an entirety shall be either (i) one of us, TWE or TW NY or (ii) a Person organized and existing under the laws of the United States of America or any State or the District of Columbia, and in the case of clause (ii), shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of TWE or TW NY to be performed or observed;

(2)    immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3)    we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company, TWE or TW NY substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company, TWE or TW NY is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company, TWE or TW NY, as the case may be, under the applicable indenture with the same effect as if such successor had been named as our company, TWE or TW NY, as the case may be, in the applicable indenture. In the event of any such conveyance or transfer, our company, TWE or TW NY, as the case may be, as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Notwithstanding the foregoing, such provisions with respect to limitations on consolidation, merger, conveyance or transfer on certain terms shall not apply to any Guarantor if at such time such Guarantor has been released from its obligations under its Guarantee upon receipt by the applicable Trustee of a certificate of a Responsible Officer of ours certifying that such Guarantor has no outstanding Indebtedness For Borrowed Money and, in the case of TW NY, certifying that TW NY is a wholly owned direct or indirect subsidiary of our company, each as described above under “—Guarantees.”

Subject to the foregoing, the indentures and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company.

Any additional covenants of our company, TW NY or TWE pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Certain Definitions

The following are certain of the terms defined in the indentures:

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of capital stock or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Holder,” when used with respect to any debt securities, means a holder of the debt securities, which means a Person in whose name a debt security is registered in the Security Register.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

“Material Subsidiary” means any Person that is a Subsidiary if, at the end of the most recent fiscal quarter of our company, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by us and our other Subsidiaries exceeded 10% of our Consolidated Net Worth.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Responsible Officer,” when used with respect to us, means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Senior Executive Vice President, General Counsel, Treasurer or Controller of our company (or any equivalent of the foregoing officers).

“Security Register” means the register or registers we shall keep or cause to be kept, in which, we shall provide for the registration of debt securities, or of debt securities of a particular series, and of transfers of debt securities or of debt securities of such series.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

Each indenture provides that we (and, to the extent applicable, TWE and TW NY), at our option,

(a)    will be Discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b)    need not comply with the covenants described above under “—Certain Covenants,” and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities, the Guarantors will be released from the Guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service.

In addition, we are required to deliver to the Trustee an Officers’ Certificate stating that such deposit was not made by us with the intent of preferring the Holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Each indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding debt securities of such series (or 25% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

“Events of Default” in respect of any series are defined in the indentures as being:

•	default for 30 days in payment of any interest installment with respect to such series;

•	default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•	default for 90 days after written notice to us (or TWE or TW NY, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series;

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any Material Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs; and

•	any Guarantee ceasing to be, or asserted by any Guarantor as not being, in full force and effect, enforceable according to its terms, except to the extent contemplated by the applicable indenture.

Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Each indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture contains provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the Holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of Holders of such debt securities.

Each indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

We and the Trustee may, without the consent of the Holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1)    to evidence the succession of another Person to us, TWE or TW NY and the assumption by such successor of our company’s, TWE’s or TW NY’s obligations under the applicable indenture and the debt securities of any series or the Guarantees relating thereto;

(2)    to add to the covenants of our company, TWE or TW NY, or to surrender any rights or powers of our company, TWE or TW NY, for the benefit of the Holders of debt securities of any or all series issued under such indenture;

(3)    to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4)    to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Section 316(a)(2) of the Act as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5)    to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the Holders of debt securities;

(6)    to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7)    to provide any additional Events of Default;

(8)    to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9)    to provide for the terms and conditions of converting those debt securities that are convertible into Class A common stock, Class B common stock or another such similar security;

(10)  to secure any series of debt securities pursuant to the applicable indenture’s limitation on liens;

(11)  to add additional guarantors in respect of the debt securities;

(12)  to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the Act; and

(13)  to make any other change that does not adversely affect the rights of the Holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the Holders of debt securities of any series issued under the same indenture in any material respect.

Each indenture contains provisions permitting us and the Trustee under such indenture, with the consent of the Holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

(1)    change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

(2)    reduce the percentage in principal amount of any such debt securities the consent of whose Holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

(3)    modify any of the provisions of the applicable indenture related to (i) the requirement that the Holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of Holders required to make such amendments or grant such waivers;

(4)    impair or adversely affect the right of any Holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities; or

(5)    amend or modify the terms of any of the Guarantees in a manner adverse to the Holders.

In addition, the subordinated indenture provides that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the Holders of any series of subordinated debt securities without the consent of each Holder of subordinated debt securities that would be adversely affected.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

The Trustee

The Bank of New York is the Trustee under each indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business. The Bank of New York is also the trustee under the senior indenture governing the senior debt securities of TWE.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account Holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or Holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or Holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, any of the Trustees or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE DEBT WARRANTS

The following description of the terms of the debt warrants sets forth certain general terms and provisions of the debt warrants to which any prospectus supplement may relate. We may issue debt warrants for the purchase of senior debt securities or subordinated debt securities. Debt warrants may be issued independently or together with debt securities offered by any prospectus supplement and may be attached to or separate from any such offered debt securities. Each series of debt warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of debt warrants. The following summary of certain provisions of the debt warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such debt warrants.

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

PLAN OF DISTRIBUTION

We may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us, TWE and TW NY or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If more than 10 percent of the net proceeds of any offering of securities made under this prospectus will be received by members of the Financial Industry Regulatory Authority, which we refer to in this prospectus as “FINRA,” participating in the offering or by affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h). The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us, TWE and TW NY by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements, schedule and supplementary information included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements, schedule, supplementary information, and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$5,000,000,000

$1,500,000,000  6.20% Notes due 2013
$2,000,000,000  6.75% Notes due 2018
$1,500,000,000  7.30% Debentures due 2038

PROSPECTUS SUPPLEMENT

June 16, 2008

Book-Running Managers

Banc of America Securities LLC	BNP PARIBAS	Morgan Stanley

RBS Greenwich Capital          Wachovia Securities

Barclays Capital	Citi	Daiwa Securities America Inc.
Deutsche Bank Securities	Fortis Securities LLC	Goldman, Sachs & Co.
Lehman Brothers	Mitsubishi UFJ Securities	Mizuho Securities USA Inc.
UBS Investment Bank

Co-Managers
Blaylock Robert Van, LLC	Cabrera Capital Markets, LLC	The Williams Capital Group, L.P.